EXHIBIT 5.1




                                                                  (617) 439-2000


                                November 7, 1997
                                    12742-426


Meditrust Corporation
197 First Avenue, Suite 300
Needham, MA  02194

Meditrust Operating Company
197 First Avenue, Suite 100
Needham, MA  02194

Re:  Registration Statement on Form S-8

Dear Ladies and Gentlemen:

     In connection with the registration under the Securities Act of 1933, as amended (the "Act") of 11,375,206 shares of Common Stock of Meditrust Corporation ("MC"), formerly known as Santa Anita Realty Enterprises, Inc. ("Realty"), par value $0.10 per share ("MC Stock"), and 11,375,206 shares of Common Stock of Meditrust Operating Company ("MOC"), formerly known as Santa Anita Operating Company ("Operating"), par value $0.10 per share ("MOC Stock"), to be issued in connection with (i) the exercise of stock options to be issued pursuant to the amendment to the Meditrust Corporation 1995 Share Award Plan (formerly known as the Santa Anita Realty Enterprises, Inc. 1995 Share Award
Plan) (the "MC Plan"), approved by the stockholders of Realty on November 5, 1997, (ii) the exercise of stock options to be issued pursuant to the amendment to the Meditrust Operating Company 1995 Share Award Plan (formerly known as the Santa Anita Operating Company 1995 Share Award Plan) (the "MOC Plan"), approved by the stockholders of Operating on November 5, 1997, (iii) the grant of performance share awards under each of the MC Plan and the MOC Plan, and (iv) the exercise of currently outstanding Meditrust stock options which have been assumed by MC under the Realty Plan (the "Meditrust Options"), all pursuant to the Registration Statement on Form S-8 (the "Registration Statement"), filed with the Securities and Exchange Commission on November 7, 1997, you have requested our opinion set forth below. Such shares of MC Common Stock and MOC Common Stock, which will be paired for transfer and trading purposes, are referred to herein as "Shares."




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Meditrust Corporation
Meditrust Operating Company
November 7, 1997
Page 2


         We have considered such facts and examined such questions of law as we have considered appropriate for purposes of rendering the opinion expressed below.

         We are opining only as to the General Corporation Law of the State of Delaware and we express no opinion with respect to the applicability or the effect of any other laws or as to any matters of municipal law or of any other local agencies within any state.

         Subject to the foregoing and in reliance thereon, in our opinion, upon payment for and delivery of the Shares in accordance with the terms and conditions set forth in the MC Plan and the MOC Plan, and the countersigning of the certificate or certificates representing the Shares by a duly authorized signatory of the registrar for the MC Common Stock and the MOC Common Stock, the Shares will be duly authorized, validly issued, fully paid and non-assessable.

         We consent to your filing this opinion as an exhibit to the Registration Statement.

                                  Very truly yours,


                                  NUTTER, McCLENNEN & FISH, LLP